Exhibit 10.14

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this "Agreement"), made between Squarespace, Inc., a Delaware corporation (the "Company") and Anthony Casalena ("Executive") (collectively, the "Parties"), is dated as of April 15, 2021.

Whereas, Executive currently serves as the Founder and Chief Executive Officer of the Company; and

Whereas, the Parties desire to enter into this Agreement, pursuant to which Executive will continue to serve as the Founder and Chief Executive Officer of the Company, effective as of the date upon which the registration statement on Form S-1 that is filed by the Company is declared effective by the United States Securities and Exchange Commission (the "Effective Date").

Now, Therefore, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.            Employment by the Company.

1.1            Position. Executive shall continue to serve as the Founder and Chief Executive Officer of the Company as of the Effective Date.

1.2            Duties and Location. Executive shall perform such duties, consistent with his position as the Founder and Chief Executive Officer of the Company, as are required by the Board of Directors of the Company (the "Board"). Executive shall report directly to the Board. Executive's primary office location shall be the Company's office located in New York, New York, subject to any remote working policies of the Company applicable to Executive and any applicable business travel.

1.3            Policies and Procedures. The employment relationship between the Parties shall be governed by the general employment policies, procedures and practices of the Company, except that when the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, this Agreement shall control.

2.            Base Salary. Effective as of the Effective Date, Executive shall receive a base salary of $1 per year (the "Base Salary"). The Base Salary shall be subject to periodic review by the Compensation Committee of the Board, although it is not presently intended that the Base Salary will be modified prior to the fifth anniversary of the Effective Date.

3.            Company Benefits. Executive shall continue to be entitled to participate in all employee benefit plans and programs of the Company for which Executive is eligible that may be in effect from time to time. The Company reserves the right to cancel or change any of these benefit plans or programs at any time. In addition to the standard employee benefit plans and programs, Executive shall be eligible during Executive's employment with the Company to receive such Company-paid security services as the Company and Executive mutually agree are necessary or advisable for the safety and protection of Executive and his family members.

4.            At-Will Employment. Executive's employment relationship is at-will. Either Executive or the Company may terminate the employment relationship at any time, with or without cause or advance notice, except that Executive shall provide the Board with at least 180 days of advance written notice prior to any voluntary termination of his employment.

5.            Proprietary Information Obligations. As a condition of his continued employment with the Company, Executive shall execute and abide by the Company's Employee Invention Assignment and Confidentiality Agreement (the "Confidentiality Agreement"), attached hereto as Exhibit A.

6.            Outside Activities During Employment.

6.1            During Executive's employment with the Company, Executive will devote Executive's best efforts and substantially all of Executive's business time and attention to the business of the Company; provided that Executive may (a) engage in private investment activities on behalf of himself and his family, (b) serve as a director or advisor of non-profit organizations, (c) perform and participate in charitable, civic, educational, professional, community, industry affairs and other related activities, and (d) subject to prior written Board approval, serve as a member of the board of directors (including any committees thereof) of up to two (2) for-profit companies (collectively, the "Outside Activities").

6.2            Notwithstanding the foregoing, during the term of Executive's employment with the Company, Executive will not (a) undertake or engage in any activity, including any Outside Activity, that is either directly or indirectly competitive to the Company or that unreasonably interferes with the performance of Executive’s duties and responsibilities to the Company; or (b) acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

7.            Dispute Resolution. Executive and the Company agree that any and all legal disputes, claims, or causes of action arising from or relating to: (i) Executive's employment with the Company, Executive's performance of services for the Company, or the termination of Executive's employment with the Company or (ii) the enforcement, breach, performance, construction, execution, or interpretation of this Agreement, the Confidentiality Agreement, including but not limited to statutory claims, will be resolved exclusively, to the fullest extent permitted by law, through final, binding and confidential arbitration before a single arbitrator, in the New York, New York area, or as otherwise agreed by the Company and Executive, conducted by JAMS, Inc. ("JAMS") under the then-applicable JAMS rules (available at: https://www.jamsadr.com/rules-employment). By agreeing to submit to mandatory and binding arbitration, both Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Executive will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator's essential findings and conclusions and a statement of the award, which shall be final, conclusive and binding on all parties. The arbitrator shall be authorized to award any or all remedies that Executive or the Company would be entitled to seek in a court of law. The Company shall pay for the fees and expenses of the arbitrator and all other expenses of the arbitration that would not normally be incurred if the action were brought in a court of law, but each party shall bear its own other costs and attorney's fees. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction. Executive and the Company further agree that each party will maintain the confidential nature of the arbitration proceeding and the award, including but not limited to the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.

8.            General Provisions.

8.1            Notices. Any notices provided must be in writing and will be deemed effective upon the earlier of personal delivery (including personal delivery by email) or the next day after sending by overnight carrier, to the Company at its primary office location and to Executive at the address as listed on the Company payroll.

8.2            Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction to the extent possible in keeping with the intent of the parties.

8.3            Waiver. Any waiver of any breach of any provisions of this Agreement must be in writing to be effective, and it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

8.4            Complete Agreement. This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement between Executive and the Company with regard to this subject matter and is the complete, final, and exclusive embodiment of the Parties' agreement with regard to this subject matter. This Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in a writing signed by a duly authorized officer of the Company or member of the Board and Executive.

8.5            Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

8.6            Headings. The headings of the paragraphs hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

8.7            Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of Executive's duties hereunder and Executive may not assign any of Executive's rights hereunder without the written consent of the Company.

8.8            Tax Withholding and Indemnification. All payments and awards contemplated or made pursuant to this Agreement will be subject to withholdings of applicable taxes in compliance with all relevant laws and regulations of all appropriate government authorities. Executive acknowledges and agrees that the Company has neither made any assurances nor any guarantees concerning the tax treatment of any payments or awards contemplated by or made pursuant to this Agreement.

8.9            Choice of Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the laws of the State of New York, without regard to its conflict of laws provisions.

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In Witness Whereof, the Parties have executed this Agreement on the day and year first written above.

Company:

Squarespace, Inc.

By:	/s/ Jonathan Klein
Jonathan Klein
Squarespace Inc. Board of Directors

I have read and understood this Agreement and hereby acknowledge, accept and agree to the terms as set forth above. I further acknowledge that (i) no other commitments were made to me as part of my employment offer except as specifically set forth herein; (ii) I have received and read the mandatory arbitration provision included in the Dispute Resolution section of this Agreement; (iii) I understand that, by signing this Agreement, each party hereby waives, to the fullest extent permissible by applicable law, any right it may have to a trial by jury; and (iv) I understand that all disputes, proceedings or claims relating in any way to, arising out of or concerning this Agreement or the transactions contemplated by this Agreement must be submitted to mandatory arbitration rather than to a judge and/or jury in a court of law.

/s/ Anthony Casalena
Name: Anthony Casalena